Exhibit 99.1

Multi-Color Corporation Announces

Results for Third Quarter of Fiscal Year 2013

CINCINNATI, OHIO, February 5, 2013 – Multi-Color Corporation (NASDAQ: LABL) today announced a 35% increase in third quarter adjusted EPS compared to the prior year quarter after the first anniversary of the York acquisition.

“The December quarter saw adjusted gross margin, as a percent of revenues, rebound with a 2% increase over the prior year quarter to 19%. The return to higher gross margin is now across a much larger revenue base and primarily reflects benefits of York acquisition synergies,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Third quarter highlights:

•

Net revenues increased 7% to $157 million from $146.4 million compared to the three months ended December 31, 2011. Net revenues increased 4% or $5.8 million due to acquisitions occurring after December 31, 2011 and 3% due to higher sales volumes.

•

Gross profit increased $6.9 million or 29% compared to the three months ended December 31, 2011. Adjusted for special items, gross profit increased $5.4 million or 21% compared to the prior year quarter. The increase is primarily due to higher sales volumes in the current quarter and acquisitions occurring after December 31, 2011. Gross margins, adjusted for special items, increased to 19% of net revenues compared to 17% of net revenues in the three months ended December 31, 2011. This increase in adjusted gross margins is due primarily to improvements in operations in North and Latin America related to the completion of most of the integration of the York Label Group acquisition.

•

Selling, general and administrative (SG&A) expenses decreased $1.2 million compared to the prior year quarter due primarily to lower integration expenses related to the acquisition of the York Label Group compared to the prior year partially offset by the impact of acquisitions occurring after the beginning of the prior year period and costs related to the consolidation and relocation of plants. Adjusted for special items, SG&A expenses increased by 13% compared to the prior year quarter due primarily to the impact of new acquisitions. Special items included in SG&A expenses in the three months ended December 31, 2012 consisted of $0.5 million of costs related to the consolidation and relocation of plants and $0.6 million of integration expenses related to the York Label Group acquisition. Adjusted SG&A, as a percentage of sales, was 9% in the current quarter compared to 8.6% in the prior year quarter.

•

Operating income increased $8.1 million compared to the prior year quarter. Adjusted for special items, operating income increased 30% to $16.3 million from $12.5 million. The increase was due primarily to acquisitions occurring after December 31, 2011, higher North American sales volumes and improvements in the operations in North and Latin America related to the completion of most of the integration of the York Label Group acquisition.

•

Interest expense increased by 5% compared to the prior year quarter. The increase is due primarily to a 1% increase in the interest rate on $125 million of variable rate debt swapped to fixed rate debt starting October 3, 2012 and a higher debt balance in the current period. The Company had $416.8 million of debt at December 31, 2012 compared to $409.9 million at December 31, 2011.

•

The effective tax rate was 36% for the third quarter of fiscal 2013 compared to 13% in the prior year quarter due primarily to an increase in income mix between domestic and foreign jurisdictions and due to a higher tax benefit in the prior year quarter related to the release of reserves for uncertain tax positions whose statutes of limitations had expired. The Company expects its annual effective tax rate to be approximately 36% in fiscal year 2013 reflecting a higher percentage of income in North America.

•

Diluted earnings per share (EPS) increased to $0.36 per diluted share from $0.10 in the prior year quarter. Excluding the impact of the special items noted below, adjusted EPS increased 35% to $0.42 per diluted share from $0.31 in the prior year quarter. Net income attributable to Multi-Color Corporation increased to $5.9 million from $1.6 million in the prior year. Adjusted for special items, net income attributable to Multi-Color Corporation increased to $6.8 million from $5 million in the prior year quarter.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and non-GAAP results for the three months ended December 31, 2012 and 2011. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, Operating Income and Interest Expense between reported GAAP and non-GAAP results, see page 7 of this press release:

	Three Months Ended
	12/31/12 (in 000’s)	Diluted EPS	12/31/11 (in 000’s)	Diluted EPS
Net Income Attributable to Multi-Color Corporation and Diluted EPS, as reported	$5,882	$0.36	$1,558	$0.10
Acquisition Expense, Net of Tax	—	—	97	—
York Label Group Integration Expense, Net of Tax	461	0.03	2,376	0.15
Plant Consolidation Costs, Net of Tax	498	0.03	—	—
Inventory Purchase Accounting Charge, Net of Tax	—	—	923	0.06

Adjusted Net Income Attributable to Multi-Color Corporation and Diluted EPS, (Non-GAAP)	$6,841	$0.42	$4,954	$0.31

Nigel Vinecombe said, “We consolidated our Montreal plants in the December quarter and plan to complete our current integration plans with the consolidation of our Omaha plants in the March quarter. We also see improved operations in Chile and China. We look forward to our positive momentum continuing into fiscal 2014 and creating scope for further acquisitions.”

Year-to-date highlights:

•

Net revenues increased 41% to $491.8 million from $349.7 million compared to the nine months ended December 31, 2011. Net revenues increased 39% or $134.3 million due to acquisitions occurring after the beginning of the prior year period. Net revenues increased by 3% compared to the prior year due to higher sales volumes and 1% due to a favorable impact of pricing and sales mix. Net revenues decreased 2% compared to the prior year due to the unfavorable impact of foreign exchange rates primarily driven by depreciation in the Australian dollar and the Euro at the beginning of fiscal 2013.

•

Gross profit increased $25 million or 37% compared to the nine months ended December 31, 2011. Adjusted for special items, gross profit increased $23.9 million or 35% compared to the prior year. The increase is primarily due to acquisitions occurring after the beginning of the prior year period partially offset by a decrease related to the unfavorable impact of foreign exchange rates in the current year. Gross margins, adjusted for special items, decreased to 19% of net revenues compared to 20% of net revenues in the nine months ended December 31, 2011. This reduction in adjusted gross margins is due primarily to integration inefficiencies in North and Latin America.

•

Selling, general and administrative (SG&A) expenses increased $7.3 million compared to the nine months ended December 31, 2011 due to the impact of acquisitions and costs related to the consolidation and relocation of plants of $1.5 million partially offset by lower integration expenses related to the York Label group acquisition and the impact of foreign exchange rates in the current year. Adjusted for special items, SG&A expenses increased by 35% compared to the nine months ended December 31, 2011 due primarily to the impact of new acquisitions. Special items included in SG&A expenses in the nine months ended December 31, 2012 consisted of $1.5 million of costs related to the consolidation and relocation of plants, $1.3 million of integration expenses related to the York Label Group acquisition and $0.1 million of acquisition related expenses. Special items in the prior year period consisted of $2 million of acquisition related expenses and $3.7 million of integration related expenses. Adjusted SG&A, as a percentage of sales, was 8% compared to 8.3% in the prior year.

•

Operating income increased $17.7 million or 56% compared to the nine months ended December 31, 2011. Adjusted for special items, operating income increased 35% to $52.9 million from $39.1 million. The increase was due primarily to acquisitions occurring after the beginning of the prior year period partially offset by a decrease due to the unfavorable impact of foreign exchange rates and integration inefficiencies in North and Latin America.

•

Interest expense increased by $7.2 million compared to the nine months ended December 31, 2011. The increase is due primarily to an increase in debt borrowings to finance acquisitions, including the York Label Group acquisition and higher interest rates. Adjusted for special items, interest expense increased $7.7 million compared to the prior year. The prior year included a special charge of $0.5 million to write off deferred financing fees in conjunction with the debt modification to the Company’s credit facility related to the York Label Group acquisition. The Company had $416.8 million of debt at December 31, 2012 compared to $409.9 million at December 31, 2011.

•

The effective tax rate was 36% for the nine months ended December 31, 2012 compared to 31% in the prior year due primarily to income mix between domestic and foreign jurisdictions. The Company expects its annual effective tax rate to be approximately 36% in fiscal year 2013 reflecting a higher percentage of income in North America.

•

Diluted earnings per share (EPS) increased to $1.29 per diluted share from $1.05 in the nine months ended December 31, 2011. Excluding the impact of the special items noted below, adjusted EPS increased 2% to $1.46 per diluted share from $1.43 in the prior year. Net income attributable to Multi-Color Corporation increased to $21.1 million from $15.2 million in the prior year. Adjusted for special items, net income attributable to Multi-Color Corporation increased to $23.9 million from $20.7 million in the prior year.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and non-GAAP results for the nine months ended December 31, 2012 and 2011. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, Operating Income and Interest Expense between reported GAAP and non-GAAP results, see page 7 of this press release:

	Nine Months Ended
	12/31/12 (in 000’s)	Diluted EPS	12/31/11 (in 000’s)	Diluted EPS
Net Income Attributable to Multi-Color Corporation and Diluted EPS, as reported	$21,148	$1.29	$15,206	$1.05
Acquisition Expense, Net of Tax	124	0.01	1,865	0.13
York Label Group Integration Expense, Net of Tax	1,040	0.07	2,376	0.17
Plant Consolidation Costs, Net of Tax	1,194	0.07	—	—
Deferred Financing Fee Charge, Net of Tax	—	—	300	0.02
Inventory Purchase Accounting Charge, Net of Tax	344	0.02	923	0.06

Adjusted Net Income Attributable to Multi-Color Corporation and Diluted EPS, (Non-GAAP)	$23,850	$1.46	$20,670	$1.43

Fiscal Year 2013 Third Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on February 5, 2013 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-680-0892 (participant code 29653412) or for international access, please dial 1-617-213-4858 (participant code 29653412) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on February 5, 2013 through 11:59 p.m. (ET) on February 12, 2013 by calling 1-888-286-8010 (participant code 49163107) or for international access, please call 1-617-801-6888 (participant code 49163107). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PGCD6JPGK (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists). Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

The webcast is also being distributed over the Thomson Reuters’ Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters’ individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in Thomson Reuters’ Individual Investor Network. Institutional investors can access the call via Thomson Reuters’ password-protected event management site, StreetEvents (http://www.streetevents.com).

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 2,800 associates across 27 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

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Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data)

Unaudited

	Three Months Ended		Nine Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net Revenues	$156,950	$146,400	$491,830	$349,661
Cost of Revenues	126,529	122,872	400,050	282,871

Gross Profit	30,421	23,528	91,780	66,790
Gross Margin	19%	16%	19%	19%
Selling, General & Administrative Expenses	15,228	16,394	42,323	34,986

Operating Income	15,193	7,134	49,457	31,804

Interest Expense	5,686	5,392	16,849	9,678
Other (Income) Expense, Net	250	(39)	(386)	56

Income before Income Taxes	9,257	1,781	32,994	22,070
Income Tax Expense	3,375	223	11,846	6,896

Net Income	5,882	1,558	21,148	15,174
Loss Attributable to Non-Controlling Interests	—	—	—	32

Net Income Attributable to Multi-Color Corporation	$5,882	$1,558	$21,148	$15,206

Basic Earnings Per Share	$0.36	$0.10	$1.31	$1.07
Diluted Earnings Per Share	$0.36	$0.10	$1.29	$1.05

Basic Shares Outstanding	16,150	15,960	16,154	14,191
Diluted Shares Outstanding	16,340	16,225	16,333	14,439

Selected Balance Sheet Information

(in 000’s) Unaudited

	December 31, 2012	March 31, 2012
Current Assets	$178,927	$167,102
Total Assets	$836,742	$809,654
Current Liabilities	$108,551	$132,233
Total Liabilities	$566,396	$556,634
Stockholders’ Equity	$270,346	$253,020
Total Debt	$416,827	$402,055

Certain prior year amounts have been reclassified to conform to current year reporting.

Reconciliation of Non-GAAP Measures: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain non-GAAP financial measures as defined by the Securities and Exchange Commission. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

The Company defines adjusted gross profit, adjusted SG&A, adjusted operating income, adjusted interest expense, adjusted net income and adjusted diluted earnings per share for the periods presented as the measure reported under GAAP principles adjusted to exclude the effects of certain severance related expenses, plant consolidation expenses, purchase accounting charges and acquisition-related expenses, including the charge for the debt modification prior to the York Label Group acquisition. These non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A, operating income, interest expense and diluted EPS adjusted to exclude the effect of the items identified above. We believe that these non-GAAP financial measures assist investors in making a consistent comparison of the Company’s gross profit, SG&A, operating income, interest expense, net income and diluted EPS for its three and nine months ended December 31, 2012 compared to the results of the prior period. In addition, management uses these non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to Gross Profit, Operating Income, SG&A Expenses and Interest Expense between reported GAAP and non-GAAP results for the three and nine months ended December 31, 2012 and 2011:

Adjusted Gross Profit:

	Three Months Ended		Nine Months Ended
	12/31/12 (in 000’s)	12/31/11 (in 000’s)	12/31/12 (in 000’s)	12/31/11 (in 000’s)
Gross Profit, as reported	$30,421	$23,528	$91,780	$66,790
Inventory Purchase Accounting Charge	—	1,530	458	1,530

Adjusted Gross Profit, (Non-GAAP)	$30,421	$25,058	$92,238	$68,320

Adjusted Gross Profit, (Non-GAAP) as a % of Revenues	19.4%	17.1%	18.8%	19.5%

Adjusted Operating Income:

	Three Months Ended		Nine Months Ended
	12/31/12 (in 000’s)	12/31/11 (in 000’s)	12/31/12 (in 000’s)	12/31/11 (in 000’s)
Operating Income, as reported	$15,193	$7,134	$49,457	$31,804
Acquisition Expense	—	159	128	2,135
York Label Group Integration Expense	577	3,679	1,337	3,679
Inventory Purchase Accounting Charge	—	1,530	458	1,530
Plant Consolidation Costs	498	—	1,531	—

Adjusted Operating Income, (Non-GAAP)	$16,268	$12,502	$52,911	$39,148

Adjusted Operating Income, as a % of Revenues (Non-GAAP)	10.4%	8.5%	10.8%	11.2%

Adjusted SG&A Expenses:

	Three Months Ended		Nine Months Ended
	12/31/12 (in 000’s)	12/31/11 (in 000’s)	12/31/12 (in 000’s)	12/31/11 (in 000’s)
SG&A Expenses, as reported	$15,228	$16,394	$42,323	$34,986
Acquisition Expense	—	159	128	2,135
York Label Group Integration Expense	577	3,679	1,337	3,679
Plant Consolidation Costs	498	—	1,531	—

Adjusted SG&A Expenses, (Non-GAAP)	$14,153	$12,556	$39,327	$29,172

Adjusted SG&A Expenses, as a % of Revenues, (Non-GAAP)	9.0%	8.6%	8.0%	8.3%

Adjusted Interest Expense

	Three Months Ended		Nine Months Ended
	12/31/12 (in 000’s)	12/31/11 (in 000’s)	12/31/12 (in 000’s)	12/31/11 (in 000’s)
Interest Expense, as reported	$5,686	$5,392	$16,849	$9,678
Deferred Financing Fee Charge	—	—	—	490

Adjusted Interest Expense, (Non-GAAP)	$5,686	$5,392	$16,849	$9,188

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311